UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 8, 2007

READING INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

1-8625	95-3885184
(Commission File Number)	(I.R.S. Employer Identification No.)

500 Citadel Drive Suite 300 Commerce, California	90040
(Address of Principal Executive Offices)	(Zip Code)

(213) 235-2240
(Registrant’s Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry Into a Material Definitive Agreement

On October 8, 2007, Reading International, Inc. (“we,” “us,” “our” or “Reading”) entered into purchase and sale agreements with Pacific Theatres Exhibition Corp. and its affiliates (the “Sellers”), pursuant to which we agree to acquire from the Sellers fifteen motion picture exhibition theaters and theater-related assets.  The theaters, which are located in the United States, contain 181 screens.  The acquired assets will include leasehold interests underlying the theaters and related furniture, fixtures, and equipment and other assets. The aggregate purchase price of the acquired assets will be approximately $72 million, subject to certain adjustments.

The acquisition will be made through a wholly owned subsidiary formed by us for this purpose, and will be financed principally by a combination of institutional debt financing to be obtained by us and seller financing.  Our obligation to complete the acquisition is conditioned upon obtaining debt financing, and we have agreed to pay the Sellers a termination fee under some circumstances if the financing is not obtained.

The purchase and sale agreements contain customary representations and warranties from us and the Sellers and covenants of the Sellers regarding the operation of the theaters prior to the closing. The agreements also generally restrict the Sellers for the five-year period following the acquisition from owning or operating competing theaters within the geographic areas in which the acquired theaters are located. The closing of the acquisition is subject to customary conditions, including, among others, the receipt of written consents from the landlords under the leasehold interests to be acquired and the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1974. We presently expect the acquisition to close in the fourth quarter of this year, with the timing dependent upon a number of factors.

The purchase and sale agreements may be terminated under certain circumstances, including by any party after January 18, 2008 if the acquisition has not been completed due to no fault of the terminating party.

The foregoing is a summary only of the terms and provisions of the purchase and sale agreements, copies of which will be filed as part of our next Quarterly Report on Form 10-Q.

Apart from entering into the purchase and sale agreements, we have not engaged in any material transactions or had any material business dealings with the Sellers.  The Sellers are controlled, directly or indirectly, by Michael Forman and Christopher Forman.  James J. Cotter, our President and Chief Executive Officer and controlling stockholder, has several past and ongoing business dealings with Michael Forman and his affiliates.  Among other things, Mr. Cotter and Mr. Forman each own beneficially 50% of Sutton Hill Capital, LLC (“SHC”), with which we have engaged in several transactions.

In June 2007, we sold to SHC a 25% non-managing membership interest in our Sutton Hill Properties, LLC subsidiary, through which we own Cinemas 1, 2 and 3 in New York City.  The interest was sold to SHC pursuant to an option previously granted by us to SHC in September 2005.  In June 2007, Sutton Hill Properties, LLC took out a mortgage loan and made a distribution to us and SHC of our respective shares of the net proceeds from that loan.  We also currently have outstanding notes payable to SHC in the principal amounts of $5 million and $9 million, respectively.

The foregoing transactions with SHC are described in detail in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Apart from the foregoing, there is no material relationship between us and the Sellers.

Item 7.01 Regulation FD Disclosure

A copy of the press release issued by us and the Sellers on October 9, 2007 regarding the signing of the purchase and sale agreements is attached hereto as Exhibit 99.1.  The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall they be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits

(c)           Exhibits.

99.1           Press Release dated October 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

READING INTERNATIONAL, INC. By: /s/ Andrzej Matyczynski Andrzej Matyczynski Chief Financial Officer
Dated: October 9, 2007